Exhibit 1.01      Conflict Minerals Report

Telefonaktiebolaget LM Ericsson

Conflict Minerals Report for the year ended December 31, 2014

This Conflict Minerals Report of Telefonaktiebolaget LM Ericsson for the year ended December 31, 2014 is provided pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended, (the “Rule”). The Rule was adopted by the U.S. Securities and Exchange Commission (the “SEC”) to implement disclosure and reporting requirements pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. As permitted by the Rule, this report has not been subject to an independent private sector audit.

1. Overview

Ericsson is a global provider of telecommunications infrastructure related products and services, including communications networks, services and support solutions.

This report has been prepared by the management of Telefonaktiebolaget LM Ericsson (herein referred to as “Ericsson”, the “Company”, “we”, “us”, or “our”). This report does not include the activities of entities that are not required to be consolidated in our financial statements.

In accordance with the Rule, this report is available on our website:

http://www.ericsson.com/thecompany/investors/financial-reports.

2. Supply Chain

The hardware provided by Ericsson largely consists of electronics. The supply chain is complex with multiple tiers of suppliers. For manufacturing, Ericsson purchases customized and standardized components from several global providers as well as from local and regional suppliers, either off-the-shelf or in accordance with Ericsson’s design or specifications. Certain types of components, such as power modules, are produced in-house and the production of electronic modules and sub-assemblies is mostly outsourced to manufacturing services companies. Final configuration of products is largely done in-house and on-demand. This consists of assembling and testing modules and integrating them into complete units. A number of Ericsson’s suppliers design and manufacture highly specialized and customized components. Ericsson gathers materials declarations from suppliers, which give Ericsson considerable insight into the materials used in our products, including cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, tin, tantalum, tungsten and gold (“3TG”).

Ericsson relies on its first tier suppliers to provide information on the origin of 3TG contained in components and parts included in Ericsson’s products, including sources of 3TG that are supplied to them from sub-suppliers. Ericsson’s first tier suppliers are required to comply with the requirements in the Ericsson Lists of Banned and Restricted Substances, which include an obligation to provide information on 3TG upon request and to have appropriate due diligence processes in place to identify the source and chain of custody of 3TG. Our first tier suppliers are similarly reliant upon information provided by their suppliers. Certain of Ericsson’s large hardware suppliers are also SEC registrants and subject to the Rule.

The identification of first tier suppliers of Ericsson that are in scope under the Rule involved different parts of Ericsson’s global organization including Ericsson’s sourcing organization, regions, business units and local production sites. Suppliers identified to be in scope are first tier suppliers of Ericsson supplying (i) products containing 3TG that Ericsson contracts to manufacture, (ii) materials, parts, components, products and similar, containing 3TG, that are incorporated into or included in a product manufactured by Ericsson, or (iii) materials used in the production of Ericsson’s products where 3TG becomes a part of the final product. Suppliers of products purchased off-the-shelf and not included in, or incorporated into an Ericsson product have been considered not in scope for purposes of the Rule. We surveyed first tier suppliers identified to be in scope and analyzed and followed up responses as deemed appropriate.

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Exhibit 1.01      Conflict Minerals Report

Ericsson believes that industry cooperation is the best way to address issues related to 3TG in an efficient and transparent way. Therefore Ericsson is engaged and actively cooperates with other major manufacturers and participates in 3TG industry initiatives such as the Conflict Free Sourcing Initiative (CFSI) driven by the Global e-Sustainability Initiative (GeSI) and the Electronic Industry Citizenship Coalition (EICC).

We do not typically have a direct relationship with 3TG smelters and refiners and we do not perform or direct audits of these entities within our supply chain. In accordance with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related Supplements for gold and for tin, tantalum and tungsten (the “OECD Guidance”), we support the CFSI’s audit of smelters’ and refiners’ due diligence activities. In our internal processes we use data obtained through our membership in the CFSI, using CFSI’s Reasonable Country of Origin Inquiry Report for Ericsson (CFSI member LMEE).

3. Due Diligence Process

Ericsson has one global management system, known as the “Ericsson Group Management System” (the “EGMS”). The EGMS is a framework consisting of rules and requirements for Ericsson’s business, specified through process and organization descriptions, policies, directives and instructions. The management system is applied in Ericsson’s operations globally, and its consistency and global reach is designed to build trust in the way Ericsson works. Ericsson does not implement external requirements without analyzing them and putting them into the Ericsson context.

Ericsson has processes in place for the purpose of exercising due diligence in its supply chain. The design of these processes conforms substantially to the OECD Guidance. Due diligence within Ericsson is an on-going process, both proactive and reactive, where suppliers are continuously evaluated against Ericsson’s requirements to ensure that these requirements are systematically incorporated in the suppliers’ processes. Ericsson has published additional information about its commitment to responsible sourcing and engagement with its suppliers and other stakeholders in its Sustainability and Corporate Responsibility Report for 2014, which includes an annual summary of Ericsson’s performance in the areas of responsible business; energy, environment and climate change; and communication for all.

The Company has established a program team for reporting on 3TG and compliance with the Rule. This team consists of representatives from different parts of the organization, including environmental product management, government and industry relations, legal affairs, sourcing and communications. This team is responsible for our 3TG implementation work and senior management is regularly informed about matters relating to 3TG. Controls include, but are not limited to, our Code of Business Ethics and Code of Conduct, which outlines expected behaviors for all Ericsson’s employees and suppliers, and the Ericsson Lists of Banned and Restricted Substances, which include supplier requirements relating to 3TG as described above and are integrated in supplier agreements.

With respect to the OECD requirement to strengthen engagement with suppliers, during 2014, Ericsson has worked to further strengthen its processes to allow identification of smelters/refiners in the supply chain. First tier suppliers identified to be in scope were requested to provide information on 3TG in their supply chain through filling in and submitting the EICC/GeSI Conflict Minerals Reporting Template 3.01 via a data tool (the “Template”). The Template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. Suppliers were provided with support material, including the generally available instructions and training illustrating the use of the tool that is available on CFSI’s website. To ensure sufficient quality, a high response rate and to minimize risks, the responses received were continuously analyzed and followed up as deemed appropriate. Several suppliers were contacted via e-mail or telephone to improve the quality of responses and increase the response rate. As part of our risk mitigation efforts these additional efforts were mainly targeted at suppliers that are awarded large parts of our business on an ongoing basis. The data obtained was saved, reviewed and analyzed by Ericsson. We have a data system to retain relevant documentation.

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Exhibit 1.01      Conflict Minerals Report

We have grievance mechanisms whereby employees and suppliers can report violations of Ericsson’s policies and have whistleblower procedures for the reporting of alleged violations of laws or the Code of Business Ethics that (i) are conducted by Group or local management, and (ii) relate to corruption, questionable accounting or auditing matters or otherwise seriously affect vital interests of the Group or personal health and safety. Violations reported through the whistleblower procedures are handled by Ericsson’s Group Compliance Forum, consisting of representatives from Ericsson’s internal audit function, Group Function Legal Affairs, Group Security, and Group Function Human Resources. Information regarding any incident is reported to the Audit Committee. Reports include measures taken, details of the responsible Group function and the status of any investigation.

During 2014, we have worked to improve our due diligence processes with respect to 3TG, mainly focusing on the quality of data received from suppliers surveyed. This includes increased communication and collaboration with suppliers for purposes of improving the response rate of surveyed suppliers and improving the reliability and quality of the information provided. During 2014 we also published a public statement on 3TG on our external website and initiated work to increase 3TG awareness within Ericsson and among suppliers, a work carried out continuously. Ericsson’s public statement on the sourcing of 3TG is available on our website: http://www.ericsson.com/res/thecompany/docs/corporate-responsibility/statement-on-sourcing-of-conflict-minerals.pdf

4. Due Diligence Results

We reviewed the supplier responses against criteria developed to determine which responses required further engagement with our suppliers. These criteria were developed to identify whether the responses from suppliers were incomplete as well as inconsistencies within the data reported in the Template. Further inquiries were made as deemed appropriate and, as mentioned above, we have had a risk based approach and have prioritized follow up activities with certain preferred and approved suppliers.

Among the supplier responses, we identified approximately 200 smelters as potential sources of 3TG that were reported to be in the supply chain at some point during the 2014 calendar year. Approximately 50% of the identified smelters were identified as certified conflict-free using the CFSI Conflict-Free Smelter Program. The following table presents, by mineral, the percentages of identified smelters or refiners verified as conflict-free, in the audit process or self-declared in accordance with the TI-CMC Category A members Self-Declared Sourcing Information.

Identified smelters or refiners verified as conflict-free, in the audit process, or self-declared in accordance with the TI-CMC for tungsten.
Tantalum	100%
Tin	79%
Tungsten	78%
Gold	64%

We support the refinement and expansion of the list of participating smelters through our membership in the CFSI program.

For the calendar year 2014, our inquiries were made on the supplier level and the supplier responses received provided data at a company or divisional level and not isolated to products and components provided to us. Inquiries also include responses where suppliers were unable to specify the smelters or

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Exhibit 1.01      Conflict Minerals Report

refiners used for components supplied to us. We are unable to validate that any of these smelters or refiners are actually in our supply chain. However, based on the information provided by Ericsson’s suppliers through December 31, 2014, Ericsson believes that the facilities that may have been used to process the 3TG in Ericsson’s products include the smelters and refiners listed in Annex 1 below.

Ericsson does not have sufficient information to determine with specificity the countries of origin of the 3TG in our products or whether they are from recycled and scrap sources.

Through our participation in CFSI, and requesting our first tier suppliers to complete the Template, we have determined that seeking information about 3TG smelters and refiners in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TG in our supply chain.

During 2015, we anticipate to continue to review and evolve our due diligence processes with respect to 3TG. As part of these efforts, we expect to continue to provide training for suppliers and developing the collaboration with suppliers for purposes of further improving the supplier response rate and the reliability and quality of information provided. Our engagement in the CFSI program is anticipated to continue.

5. Forward Looking Statements etc.

Certain of the matters discussed in this report, including in particular our due diligence processes with respect to 3TG, include forward-looking statements. Readers of this document are cautioned that our forward-looking statements are not guarantees of our future actions, which may differ materially from the expectations expressed in the forward-looking statements. We expressly disclaim a duty to provide updates to these forward-looking statements after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

The information included on any websites that appear in this report is not incorporated by reference in this report.

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Exhibit 1.01      Conflict Minerals Report

Annex 1

Metal	Smelter or Refiner Name
Gold	Aida Chemical Industries Co. Ltd. *
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.*
Gold	Almalyk Mining and Metallurgical Complex (AMMC)
Gold	AngloGold Ashanti Córrego do Sítio Minerção*
Gold	Argor-Heraeus SA*
Gold	Asahi Pretec Corporation*
Gold	Asaka Riken Co Ltd
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.*
Gold	Aurubis AG*
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
Gold	Bauer Walser AG
Gold	Boliden AB*
Gold	C. Hafner GmbH + Co. KG*
Gold	Caridad
Gold	CCR Refinery – Glencore Canada Corporation*
Gold	Cendres & Métaux SA
Gold	Chimet S.p.A.*
Gold	China National Gold Group Corporation
Gold	Chugai Mining
Gold	Colt Refining
Gold	Daejin Indus Co. Ltd
Gold	DaeryongENC
Gold	Daye Non-Ferrous Metals Mining Ltd.
Gold	Do Sung Corporation
Gold	Doduco
Gold	Dowa Metals & Mining.*
Gold	Eco-System Recycling Co., Ltd.*
Gold	FSE Novosibirsk Refinery
Gold	Gansu Seemine Material Hi-Tech Co Ltd
Gold	Guangdong Jinding Gold Limited
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.
Gold	Heimerle + Meule GmbH*
Gold	Heraeus Ltd. Hong Kong*
Gold	Heraeus Precious Metals GmbH & Co. KG*

Exhibit 1.01      Conflict Minerals Report

Metal	Smelter or Refiner Name
Gold	Hunan Chenzhou Mining Industry Group
Gold	Hwasung CJ Co. Ltd
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited
Gold	Ishifuku Metal Industry Co., Ltd.*
Gold	Istanbul Gold Refinery*
Gold	Japan Mint*
Gold	Jiangxi Copper Company Limited
Gold	Johnson Matthey Inc*
Gold	Johnson Matthey Ltd*
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant*
Gold	JSC Uralectromed
Gold	JX Nippon Mining & Metals Co., Ltd.*
Gold	Kazzinc Ltd*
Gold	Kennecott Utah Copper LLC*
Gold	Kojima Chemicals Co., Ltd*
Gold	Korea Metal Co. Ltd
Gold	Kyrgyzaltyn JSC
Gold	L’ azurde Company For Jewelry*
Gold	Lingbao Jinyuan Tonghui Refinery Co. Ltd.
Gold	LS-NIKKO Copper Inc.*
Gold	Materion*
Gold	Matsuda Sangyo Co., Ltd.*
Gold	Metalor Technologies SA*
Gold	Metalor Technologies (Hong Kong) Ltd*
Gold	Metalor Technologies (Singapore) Pte. Ltd.*
Gold	Metalor USA Refining Corporation*
Gold	Met-Mex Peñoles, S.A.*
Gold	Mitsubishi Materials Corporation*
Gold	Mitsui Mining and Smelting Co., Ltd.*
Gold	Moscow Special Alloys Processing Plant
Gold	Nadir Metal Rafineri San. Ve Tic. A.S*
Gold	Navoi Mining and Metallurgical Combinat
Gold	Nihon Material Co. LTD*
Gold	Ohio Precious Metals, LLC*
Gold	Ohura Precious Metal Industry Co., Ltd*
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)*
Gold	OJSC Kolyma Refinery
Gold	PAMP SA*
Gold	Penglai Penggang Gold Industry Co Ltd

Exhibit 1.01      Conflict Minerals Report

Metal	Smelter or Refiner Name
Gold	Prioksky Plant of Non-Ferrous Metals
Gold	PT Aneka Tambang (Persero) Tbk*
Gold	PX Précinox SA*
Gold	Rand Refinery (Pty) Ltd*
Gold	Royal Canadian Mint*
Gold	Sabin Metal Corp.
Gold	SAMWON METALS Corp.
Gold	Schone Edelmetaal*
Gold	SEMPSA Joyería Platería SA*
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd*
Gold	So Accurate Group, Inc.
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals
Gold	Solar Applied Materials Technology Corp.*
Gold	Tanaka Kikinzoku Kogyo K.K.*
Gold	The Great Wall Gold and Silver Refinery of China
Gold	The Refinery of Shandong Gold Mining Co. Ltd*
Gold	Tokuriki Honten Co., Ltd*
Gold	Tongling nonferrous Metals Group Co., Ltd
Gold	Torecom
Gold	Umicore Brasil Ltda*
Gold	Umicore Precious Metals Thailand*
Gold	Umicore SA Business Unit Precious Metals Refining*
Gold	United Precious Metal Refining, Inc.*
Gold	Valcambi SA*
Gold	Western Australian Mint trading as The Perth Mint*
Gold	YAMAMOTO PRECIOUS METAL CO., LTD.
Gold	Yokohama Metal Co Ltd
Gold	Yunnan Copper Industry Co Ltd
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Gold	Zijin Mining Group Co. Ltd
Tantalum	Changsha South Tantalum Niobium Co., Ltd.*
Tantalum	Conghua Tantalum and Niobium Smeltry*
Tantalum	Duoluoshan*
Tantalum	Exotech Inc.*
Tantalum	F&X Electro-Materials Ltd.*
Tantalum	Global Advanced Metals*
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.*
Tantalum	H.C. Starck Group*
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.*

Exhibit 1.01      Conflict Minerals Report

Metal	Smelter or Refiner Name
Tantalum	Hi-Temp*
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.*
Tantalum	Jiujiang Tanbre Co., Ltd.*
Tantalum	Kemet Blue Powder*
Tantalum	King-Tan Tantalum Industry Ltd*
Tantalum	LSM Brasil S.A.*
Tantalum	Metallurgical Products India (Pvt.) Ltd.*
Tantalum	Mineração Taboca S.A.*
Tantalum	Mitsui Mining & Smelting*
Tantalum	Molycorp Silmet A.S.*
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.*
Tantalum	Plansee*
Tantalum	Quantumclean*
Tantalum	RFH Tantalum Smeltry Co., Ltd*
Tantalum	Solikamsk Metal Works*
Tantalum	Taki Chemicals*
Tantalum	Telex*
Tantalum	Ulba*
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd*
Tantalum	Zhuzhou Cement Carbide*
Tin	Alpha
Tin	Jiangxi Ketai Advanced Material Co., Ltd*
Tin	China Tin Group Co., Ltd.
Tin	Yunnan Tin Group (Holding) Company Limited*
Tin	CNMC (Guangxi) PGMA Co. Ltd.
Tin	Cooperativa Metalurgica de Rondônia Ltda.
Tin	CV Serumpun Sebalai
Tin	CV United Smelting*
Tin	EM Vinto*
Tin	Estanho de Rondônia S.A.
Tin	Fenix Metals
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.*
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.
Tin	Huichang Jinshunda Tin Co. Ltd
Tin	Gejiu Kai Meng Industry and Trade LLC
Tin	Linwu Xianggui Smelter Co
Tin	Magnu’s Minerais Metais e Ligas LTDA*
Tin	Malaysia Smelting Corporation (MSC)*
Tin	Melt Metais e Ligas S/A*

Exhibit 1.01      Conflict Minerals Report

Metal	Smelter or Refiner Name
Tin	Metallo Chimique*
Tin	Mineração Taboca S.A.*
Tin	Minsur*
Tin	Mitsubishi Materials Corporation*
Tin	Novosibirsk Integrated Tin Works
Tin	O.M. Manufacturing (Thailand) Co., Ltd.
Tin	Operaciones Metalurgical S.A.*
Tin	PT Artha Cipta Langgeng
Tin	PT Babel Inti Perkasa*
Tin	PT Bangka Putra Karya*
Tin	PT Bangka Tin Industry*
Tin	PT Belitung Industri Sejahtera*
Tin	PT Bukit Timah*
Tin	PT DS Jaya Abadi*
Tin	PT Eunindo Usaha Mandiri*
Tin	PT Karimun Mining
Tin	PT Mitra Stania Prima*
Tin	PT Prima Timah Utama*
Tin	PT REFINED BANGKA TIN*
Tin	PT Sariwiguna Binasentosa*
Tin	PT Stanindo Inti Perkasa*
Tin	PT Tambang Timah*
Tin	PT Timah (Persero) Tbk Mentok*
Tin	PT Tinindo Inter Nusa*
Tin	Rui Da Hung
Tin	Soft Metais, Ltda.
Tin	Thaisarco*
Tin	White Solder Metalurgia e Mineração Ltda.*
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.
Tungsten	A.L.M.T. TUNGSTEN Corp.
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd
Tungsten	Dayu Weiliang Tungsten Co., Ltd.
Tungsten	Fujian Jinxin Tungsten Co., Ltd.
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.*
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.*
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.*
Tungsten	Global Tungsten & Powders Corp.*
Tungsten	Guangdong Xianglu Tungsten Industry Co., Ltd.

Exhibit 1.01      Conflict Minerals Report

Metal	Smelter or Refiner Name
Tungsten	HC Starck GmbH
Tungsten	Hunan Chenzhou Mining Group Co
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.*
Tungsten	Japan New Metals Co Ltd*
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.*
Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.*
Tungsten	Kennametal Fallon
Tungsten	Malipo Haiyu Tungsten Co., Ltd.*
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd*
Tungsten	Wolfram Bergbau und Hütten AG
Tungsten	Wolfram Company CJSC
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.*
Tungsten	Xiamen Tungsten Co., Ltd*
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.

*	Smelter or refiner that has received a “conflict free” designation from an independent third party audit program as of April 30, 2015.